Exhibit 16

R.R. Hawkins & Associates International, a Professional Service Corporation

DOMESTIC & INTERNATIONAL BUSINESS CONSULTING

A superior method to building big business…”

March 14, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:         FastFunds Financial Corporation

      File Reference No. 000-33053-0425514

We were previously the independent registered public accounting firm FastFunds Financial Corporation, , and under the date of April 10, 2012, we reported on the financial statements of FastFunds Financial Corporation as of December 31, 2011 and 2010, and for the years then ended.

On March 8 2013, the Company dismissed us as its independent registered public accounting firm. We have read FastFund Financial Corporation statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

R.R. Hawkins & Associates International, PSC